Agreement to Operate International Telecommunications between
                      CANTV and FaciliCom International

                         97-CJ-162 / VEMSC - DNI - 13

This agreement to operate international telecommunications service (hereinafter the Agreement) is by and between the company known as FaciliCom International LLC, hereinafter FaciliCom a company constituted under the laws of the United States of America with address at 1401 New York Avenue, N.W., 8th Floor, Washington, D.C. 20005 USA and represented by Mr. Anand Kumar, in his capacity as Executive Vice President of Business Development; and the Compania Anonima Nacional de Telefonos de Venezuela, hereinafter CANTV, a company constituted and established under the laws of the Republic of Venezuela with address at Centro Nacional de Telecomunicaciones at Avenida Libertador, sector Guaicaipuro, Caracas, Venezuela, Apartado Postal 1010-A, represented by Mr. Manuel Caceres in his capacity as Vice President of Marketing and Client Services.

Recognizing the nature and legal capacity with which they appear and being in agreement, the Parties agree:


                                    Whereas,

FaciliCom is a telecommunications company duly authorized to provide international telecommunications services to clients in the United States of America.

CANTV is a telecommunications company duly authorized to provide international telecommunications services to clients in Venezuela and;

In such capacities FaciliCom and CANTV would like to jointly provide international telecommunications services between the United States of North America and the territory of Venezuela, for this action and in common agreement the Parties agree to comply with the standard to which these services are held and which are included in the following:


Clauses

1.     General Matters

       Each Party recognizes that the legal dispositions and regulations are those dictated by the laws of Venezuela except that in express form and via a modification of this agreement the parties agree to the contrary.


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2.      Establishment of Services

     The Parties agree to maintain and increase telecommunications services between the United States of America and the Republic of Venezuela such that the services are highly reliable. Such services will be provided in conformity with the terms and conditions of this agreement and its annexes.

     FaciliCom's International Telephone Central Office(s) will be used for access to outgoing telephone traffic from the United States. CANTV's International Telephone Central Office(s) will be used for incoming telephone traffic to Venezuela.

     Any other service separate from those specified in this contract will be presented and discussed separately through additional contracts.


3.      International Telecommunications Services to be provided

     The telecommunications services to be provided will be the following specified services:

          a.     Telephone conversation services (Annex 1)

     These services can be modified or increased by prior mutual and written agreement of the Parties.

     The monthly traffic will be incoming only from the United States of America to Venezuela with a minimum monthly amount of 690,000 minutes. This incoming traffic must show a constant incremental trend for six (6) months from the date of the activation of the route. If during any month the traffic is less than 690,000 minutes' that month will not be counted as part of the six (6) months from the activation of the route and the route shall remain as incoming traffic only for a period not to exceed 12 months from the date of route activation.

     Both companies will carry out their best efforts to such that under no circumstance will direct Call Back service or reorigination of traffic from other countries to Venezuela be provided over our facilities. If CANTV detects that the incoming traffic is for any of these services, the agreement will be null and void immediately.

     Once the clauses established in this contract are met, an International Telecommunications Operating Agreement will be signed immediately, at which time FaciliCom will have all the rights and obligations of a CANTV approved correspondent, and will have, from said time, a direct relationship of incoming and outgoing traffic to the United States of America.

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4.      Settlement Rate, Transit Rate and Division of Revenues Procedure

     4.1 The Settlement Rate defined in Annex A for Recommendation D.0000 for ITU's Telecommunications Standardization Sector (hereinafter
            SNT)corresponds to a rate fixed by mutual agreement for the Parties in a given relation for each of the services. As a consequence we exclude any unilateral decision by any Party to fix the Settlement Rate.

            These rates can be modified by prior mutual agreement and in writing signed by both parties.

     4.2 The settlement rate defined in Annex A at the Recommendation D.000 of the Telecommunications Standardization Sector (SNT) (formerly CCITT) correspond to a rate fixed unilaterally by each Party and collected from users or clients in their country for the use of services which are the subject of this agreement.

     4.3 For the duration of this contract, CANTV will receive from FaciliCom the fifty percent (50%) of the settlement rate indicated in Annex 1 on the Telephone calling services established in the present agreement.

5.     Routing of Services, Transit Services, and Provision of Facilities

     5.1 The routes to be used for providing the services subject of this Agreement will be direct circuits between the United States and Venezuela.

     5.2 Should it be required, FaciliCom will provide to CANTV the facilities for transiting traffic received from other countries, always and when it is previously communicated to the other party. It will not be allowed to run large volumes of transit traffic belonging to other countries which correspond with FaciliCom for indefinite periods of time.

     5.3 FaciliCom will be obliged to cover its own costs, the facilities of circuits located in its operating territory, to be used to provide the services stipulated in this agreement.

     5.4 FaciliCom will provide and maintain the interconnection of international circuits dedicated to public telephony with the national telephone network of the United States of America.

     5.5      Provision of Facilities

            1) For opening the route between CANTV and FaciliCom for incoming traffic from the United States of America to Venezuela, CANTV will provide FaciliCom using a facilities lease arrangement the facilities corresponding to two (2)
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                  half (1/2) E-l circuits (2 half circuits (1/2) of 2.048 Kbps each)with the north end between the United States and Venezuela.

                  The guidelines for charging these circuits is established in Annex No.1 and will be paid monthly in addition to the amounts established in Clause 6 of this agreement.

                  CANTV will provide the corresponding two (2) half (1/2) E-1 circuits (two half (1/2) circuits of 2.048 Kbps [sic]) on the southern end between the United States of America and Venezuela, with the intention of establishing complete international circuits between the two administrations.

                  In case additional circuit installations are required, this shall be administered by CANTV and FaciliCom under a lease arrangement during the duration of the present contract and will be charged in accord with the existing tariff for such connections.

            2) Each party shall maintain the required interconnection to the international circuits of the respective national telecommunications networks within its country or territory.

6.      Billing Procedures

     6.1     Monthly Accounts

          1) CANTV will be obligated to remit monthly to FaciliCom for the services indicated in Article 3 of this agreement, a monthly account statement that includes but is not limited to the following categories: number of calls made by the clients of FaciliCom; number of minutes and remuneration for incoming telephone traffic, settlement rate amount applied the time of issuance of account statement, and the total remunerations for the shared use and the installations, shown in US dollars (US$). These invoices shall be sent to FaciliCom within the first fifteen (15) days of the month following the one in which the service was provided.

          2) CANTV will prepare a monthly account statement which it will send in duplicate to the debtor party which will be able to review and comment on the amount but will not reissue it. In acceptance of the bill, FaciliCom will return one of the copies to bill to CANTV.

          3) In case of claims regarding monthly accounts, the parties agree to apply point 6 of the ITU's recommendation number
                  D.170 of the SNT.

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            4)      An invoice will be considered accepted by FaciliCom if it
                    does not generate a written objection before thirty (30) days following the receipt of such bill.

     6.2     Payment of Outstanding Invoice Amounts

              CANTV will prepare a bill which it will send to FaciliCom monthly. The amount due will be paid monthly by FaciliCom within 30 days of receiving the bill.

              The appropriate amount will be paid monthly by the owing party to the owed party within thirty (30) days following the receipt of the bill.

              The payment of amounts not subject to litigation shall not be delayed to await an agreement over the category adjustments which are not included in said balance. The adjustments which shall be subsequently agreed to will be included in the balance and liquidation of the account status. The parties agree that the currency of payment is the US dollar.

              The parties agree that the payment of the outstanding amounts shall be made for the total value of such, once confirmed and accepted by FaciliCom, not allowing partial payments or installments of the payments. Similarly, the payment will not be conditioned in any case to the payment that clients must make for the services provided and shown in the invoices.

              Neither of the Parties will claim compensation, will mortgage or will in any way commit the sums owed by the other Party, as established in this Agreement, for canceling any debt or obligation that the other Party could have subscribed in relation to any other contract, agreement, transaction, or cae, the parties can reconcile the amounts which indebt them for the services provided relating to the present Agreement.

              The payments from FaciliCom to CANTV shall be done via a wire transfer to the following:

                   Banco Mercantil New York Agency
                   ABA No. 026011426
                   Beneficiary: CANTV
                   Account No. 4000-37791
                   Attention: Mr. Lazro Fernandez

             Any change in the bank accounts for payments, or infrequency of payments, or in currency of payment shall be agreed to previously in writing.

     6.3     Monthly Notifications

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         1)     All notifications, reports, and other communications needed or authorized by this agreement shall be in writing and will be:
                a) delivered personally, b) transmitted by Telex (with a confirmation letter to be sent immediately after the transmission), or c) transmitted by facsimile (with a confirmation of receipt). Except in those cases where it is stipulated contrary to this agreement, all notifications and other communications will be considered to be duly delivered on a) the date received in case it is delivered personally, b) on the date transmitted with the confirmation if transmitted by telex, or c) on the transmit date with the receipt confirmation whichever is first. Notifications should be sent to the following:

                    FaciliCom International, LLC
                    Att. Anand Kumar
                    Vice President, Business Development
                    1410 NY Ave., NW 8th Floor
                    Washington, DC 20005 USA
                    Tel: 202-664-4400
                    Fax: 202-664-4409

                    Compania Anonima Nacional de Telefonos de Venezuela
                    (CANTV)]
                    Att. Fransisco Villafana
                    International Business Division
                    Apartado 6353
                    Caracas 1010 A
                    Venezuela
                    Tel. 58-2-500-8555
                    Fax. 58-2-500-3405

       If any party changes its address to receive notifications, it will communicate it to the other within 30 days.

       CANTV will not be responsible for FaciliCom's uncollectible debt with its clients, which shall at no time be reflected in monthly reports to be deducted from net amounts of incoming minutes. If FaciliCom must provide credits to its clients for service failures, such credits will be covered by FaciliCom, and at no time can be discounted from the net amount to pay CANTV or reflected in its notifications for such effects.

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7.      Lack of Payment

        Independent of any other provision of this document, if FaciliCom does not meet its net amount payment or contradicts in any form the same and such payment delay is extended for a period more than thirty days
        (30) after notifying the Party of such noncompliance, CANTV can limit or suspend the services covered under this agreement until such amounts are paid and can consider the contract terminated and impose or apply any other recourse available to it to resolve the lack of compliance with the present agreement as well as request an interest for debt administration up to 6% per annum, from the next day following the expiration of the term established for the payment of balances, but must previously notify via a definitive claim for payment.


8.      Technical Requirements and Quality of Service

        The technical standards and operating methods related to the services referred to in this agreement and its annexes will be in conformance with the present and future recommendations of the ITU's Telecommunications Standards Division (SNT) and which are in effect (old CCITT). Notwithstanding the above, the parties may agree in writing to a process other than recommended by the SNT.

     8.1     Service Quality

        FaciliCom is committed to providing a permanent and reliable service to the extent possible. In case the direct circuits prove inoperable or insufficient capacity, FaciliCom commits itself to increasing the facilities with CANTV, in compliance with what is established in Clause No. 5.5 of this agreement.

9.      Responsibility

        CANTV will not be responsible for FaciliCom's losses or damages resulting or due to: faults, defects, interruptions of other communications media associated with circuits used for the services indicated in this agreement, or for any interruption of service, notwithstanding the cause or the duration.


10.      Confidentiality

         Each party commits to protect the confidential information it receives from the other relating to this agreement in the same manner that it protects its own confidential information of similar importance. This commitment will not apply to information that is in the public domain, which is known independently by the receiver or which law requires be divulged.

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         It will be maintained strictly confidential and will not be divulged to third parties especially those which offer The parties recognize and agree that the confidential information as well as any other sent by one party to the other is and continue to be the property of such Party. competitive services in Venezuela. The parties will not divulge any confidential information they acquire during the course of their relationship and after concluding this agreement and will avoid that their employees, designated parties, subcontractors or agents divulge such information.

 11.     Marketing

         CANTV and FaciliCom each on its own can develop sales material and promote in any manner the services provided in relation to this agreement. Notwithstanding, under no conditions will any one Party use the name, brand, or symbols which identify the other, unless such permission has been previously authorized in writing. All advertisements, sales materials, press notes, or other material which shall be distributed to the public or to communications media in which any of the parties uses the name of the other and shall receive written approval in writing from this other Party, previous to the issuance or distribution.

12.      Force Majeure

         The parties remain free from responsibility from the inadequate completion or failure to complete their contractual obligations when said failure to complete should be the result of force majeure. This is understood to be unforeseen or inevitable occurrences, after the adoption of all possible precautions and beyond the good intentions of the parties, and that occur after the signing of the present agreement.

         In light of these occurrences, the parties will remain free from responsibility, however, they will make all efforts to reduce and minimize the effects of the force majeure.


l 3.      Resolution of Litigation

         The parties commit to meet their obligations in good faith and to resolve via an amicable negotiation the possible discrepancies or claims that arise in the execution of the present agreement in relation to the same or with its noncompliance, rescinding or invalidity.

         If an agreement is not reached within the 60 days following the receipt of written notification from the other party of discrepancies, such discrepancies or claims will be resolved definitively in agreement with the Conciliation Regulation and Arbitration of the International Chamber of Commerce by one of three arbitrators named in agreement with this Regulation. The applicable
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         law shall be Venezuelan law and the place of arbitration shall be
         Caracas.

         The arbitration process shall take place in Spanish.

         The presentation of an arbitration case will not represent non-compliance of the present contract.


         The arbitration costs shall be paid in agreement with the arbitrator's decision.

         The arbitrator's decision shall be definitive and will commit the parties, which in this agreement renounce all appeal rights. The arbitrator's decision will apply in conformance with the New York Convention regarding recognition and execution of Foreign Arbitration Decisions.


14.      Duration and Extension

         The present agreement will be valid for 6 months from the activation of the circuits and which will be automatically extended and continue in full force and effect as established in point 3 of the present agreement.

         Either Party can declare it terminated with a three month written notification to the other party at least. In the case where it is FaciliCom which expresses its desire to terminate this agreement, it should pay CANTV the amount corresponding to 690,000 monthly minutes, for the remaining months to complete six (6) months from the date of route activation.


         The payment of the amounts owed from FaciliCom to CANTV as a result of the present contract, will not be affected by said rescinding.


15.      Prior Agreements

          The partes agree that the present agreement and its annexes substitute and leave without validity all the verbal and written agreements between the parties including any agreements which may have occurred during the interchange of correspondence, amendments and modifications to any prior Agreement in force, related to the subject of this agreement and constitutes the complete agreement between the parties in that which relates to the subject and content of the present agreement and in future relations.

16.      Final Dispositions

     16.1     Amendments
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            This agreement cannot be amended or modified in any manner except via the signature of the duly authorized representatives of the Parties.

            The Party which considers any modification necessary will make such request in writing indicated for the reasons justified.


            Once the parties have reached an agreement it shall be reduced to writing and shall be in force from the date of signature.


     16.2     Renunciation

            No renunciation of any right relating to this Agreement will be considered effective unless presented in writing and has been signed by the Party which so does, and no renunciation of any right resulting from non-compliance or violation of the operations shall be considered as a renunciation of any future right or any other right in relation to the present Agreement.

     16.3     Division

            In case any one of the dispositions of this agreement is or becomes or is considered annulled, illegal, or unreasonable in any jurisdiction, said disposition will be considered amended to comply with the pertinent regulations and will be valid and required, or if it cannot be modified without altering materially the intention of the parties, will be affected while the rest of the agreement will conserve its full force and effect.


     16.4     Relation between the Parties

            The relation between FaciliCom and CANTV under this agreement shall be to offer telecommunications services jointly and as referred to in this present document. Nothing herein shall be considered to be an association between the companies and the common businesses between the parties will be limited to the express statutes of this Agreement.

     16.5     Headings

             The headings contained in this agreement have been inserted for convenience only and are not considered part of the agreement or affect in any way its significance or interpretation.

     16.6     Cession

              Neither party will cede or transfer this agreement or any of its rights or obligations to a third party without the express and written prior consent of the other.
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     16.7     Language

              This agreement has been written in Spanish and will be signed in 2 originals, each being considered an original with the same legal effect.

              The traffic and maintenance personnel will use the Spanish language for the operational functions.

     16.8     Limitation of Rights

              It is considered that none of the clauses of this agreement limit or damage the right of any of the Parties to sign similar services agreements with other parties.

     l6.9     Approvals

              This agreement and the execution of the same by the parties is subject to the reception and renovation of the approvals, consents, governmental authorizations, licenses and permits which they need or are required by the parties in the effects of the present accord, which they shall take action to obtain and maintain said approvals, consents, authorizations, licenses and permits.

              Such is agreed, the parties to the present agreement have charged its duly authorized representatives to subscribe two originals of the present agreement.



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          For CANTV                              For  FaciliCom




          -------------------                     --------------------
          Mr. Manuel Caceres                      Mr. Anand Kumar
          Vice President Marketing                Executive Vice President
          and Client Services
          Date:                                   Date:
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Annex One


       Agreement for the Operation of International Telecommunications
                    FaciliCom and CANTV

Telephone Conversation Services

The services to be provided to users shall be the following:

1.     Services

       l.l    Automatic:  International Direct Dialed Incoming to Venezuela

2.     Service Period

       2.1   These services shall be offered for 24 hours a day continuously.

3.     Accounting Rate and Distribution of Revenues

       3.1 The accounting rate shall be agreed with American carriers by regulations required by the FCC.

             Accounting Rate           CANTV            FaciliCom

             1.00 US$                  50%                     0%

             This accounting rate will apply to all classes of service, for all periods and days of the week. The monthly minutes of traffic notification will be measured based on the accumulation of conversation minutes.

4.      Price of Facilities

        Each circuit of 2.048 Kbps (sic) will have a cost of US 19,200 a month. This cost will be paid by FaciliCom to CANTV from the date of the activation of the route.